Exhibit 99.1


                              PENNICHUCK [LOGO]


For immediate release:                 For more information, contact:
March 14, 2004                         Donald L. Correll, President and CEO
                                       Pennichuck Corporation
                                       603-882-5191

             Steven Bolander Joins Pennichuck Board of Directors

NASHUA, N.H. (March 14, 2004) -- Pennichuck Corporation (NASDAQ: PNNW) today announced that Steven F. Bolander, dean of the Whittemore School of Business and Economics at the University of New Hampshire, has joined the company's board of directors.

Bolander, of Dover, has more than 30 years of experience as an academic leader, business management consultant, author and researcher. He is a nationally recognized expert in the process manufacturing industry, having co-authored seven books, published more than 50 journal articles, and delivered scores of presentations on the subject.

"Dean Bolander brings extraordinary leadership and insight to our board of directors," said Donald L. Correll, Pennichuck president and chief executive officer. "His extensive administrative and industry experience, along with a deep understanding of business management and information technology, will be important resources for our company to draw upon as we design and implement the business processes needed to support our growth strategy."

Bolander has been responsible for the planning and operation of the Whittemore School since his appointment in 2000, and has led a major transformation and expansion of the school's academic programs and processes with a host of innovative programs. These include a Corporate Round Table and other business alliances that link master's candidates and undergraduates with top-level regional business executives.

Previously, Bolander was chairman of the Department of Management at Colorado State University, where he had been a faculty member since 1972, with the exception of 1978 to 1981, when he was a program manager at Rockwell International/Rocky Flats. Since 1975, Bolander has consulted with
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provided training for many Fortune-500 companies in production-inventory control fields. Bolander began his academic career in 1967 as associate professor at Baldwin-Wallace College. Bolander is a member of the American Production and Inventory Control Society (APICS) and the National Association of Purchasing Managers.

Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

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